NIAGARA MOHAWK HOLDINGS, INC.
                                                 (Unaudited)
                                              EARNINGS REPORT
                                         (In thousands of dollars)

                                          THREE MONTHS ENDED          SIX MONTHS ENDED          TWELVE MONTHS ENDED
                                                JUNE 30,                  JUNE 30,                  JUNE 30,
                                            2000        1999         2000         1999         2000          1999
                                        -----------  ----------  -----------  -----------  -----------  ------------

Operating Revenues . . . . . . . . . .  $1,055,803   $ 914,321   $2,245,274   $2,033,455   $4,296,005   $ 3,917,294
Operating Income . . . . . . . . . . .      77,546      81,153      248,902      333,001      442,053       543,898
Income (Loss) Before
  Extraordinary Item . . . . . . . . .     (18,809)    (25,297)      (4,335)      25,535      (41,151)        7,594
Extraordinary Item for Loss from
  Extinguishment of Debt (Net) . . . .        (909)    (10,750)        (909)     (10,750)     (13,966)      (10,750)
Net Income (Loss). . . . . . . . . . .  $  (19,718)  $ (36,047)  $   (5,244)  $   14,785   $  (55,117)  $    (3,156)
Average Number of Shares of
  Common Stock Outstanding
  (in thousands) . . . . . . . . . . .     171,088     187,365      174,220      187,365      180,154       187,365
Basic and Diluted Earnings (Loss)
  per Average Share of Common Stock. .  $    (0.11)  $   (0.13)  $    (0.02)  $     0.14   $    (0.23)  $      0.04
Extraordinary Item per Average Share
  of Common Stock. . . . . . . . . . .       (0.01)      (0.06)       (0.01)       (0.06)       (0.08)        (0.06)

Basic and Diluted Earnings (Loss) per
  Average Share of Common Stock. . . .  $    (0.12)  $   (0.19)  $    (0.03)  $    (0.08)  $    (0.31)  $     (0.02)

EBITDA . . . . . . . . . . . . . . . .          --          --           --           --   $1,155,078   $ 1,289,376*
Net Cash Interest. . . . . . . . . . .          --          --           --           --   $  359,326   $   447,553
Ratio of EBITDA to Net Cash Interest
                                                --          --           --           --          3.2           2.9


NOTE 1: The above information is not given in connection with any sale or offer to sell or buy any stock or security.
NOTE 2: The Company files periodic reports pursuant to the Securities Exchange Act of 1934. Accordingly, with respect to the financial information set forth above, you are requested to refer to such filings for more detailed information.

* EBITDA for the 12 months ended June 30, 1999, which had been reported as $1,296,000 has been restated, reflecting a change in the Company's EBITDA calculation methodology.